Exhibit (d)(3)

April 2, 2015

PERSONAL AND CONFIDENTIAL

Alan S. Korman

Vice President, General Counsel

& Secretary

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228

Dear Mr. Korman:

To allow you to evaluate a possible transaction (the “Potential Transaction”) involving Magnetek, Inc. (the “Company”) and/or its securities, we are prepared to provide you, upon your execution and delivery to us of this letter agreement, with access to information about the properties and operations of the Company that we consider confidential and proprietary in nature. All information about the Company furnished by us or our Representatives (as defined below), or that you or your Representatives learn through access that we grant to our facilities, properties or records, whether such information is furnished or such access is provided before, on or after the date of this letter agreement, whether oral or written and regardless of the manner in which it is furnished or such access is provided, is referred to in this letter agreement as “Proprietary Information.” Notwithstanding the foregoing, Proprietary Information does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was known to you on a nonconfidential basis prior to its disclosure by us or our Representatives, provided that the source of such information was not, to your knowledge after reasonable inquiry, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to us or any of our Representatives, (c) becomes available to you on a nonconfidential basis from a person other than us or our Representatives who is not, to your knowledge after reasonable inquiry, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to us or any of our Representatives or (d) is independently developed by you or your Representatives without the use of or reference to any Proprietary Information. All Proprietary Information furnished by us or our Representatives pursuant to this letter agreement shall be and remain the property of the Company. As used in this letter agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, general or limited partnership, limited liability company, joint venture or other entity and any individual, and (ii) the term “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants), controlling persons and debt and equity financing sources; provided, however, that, with respect to your debt and equity financing sources, such persons shall be considered Representatives only from and after the date they agree in writing to be bound by the confidentiality and non-use restrictions of this letter agreement as if a party hereto and only to the extent the Company has given its prior written consent for such persons to receive Proprietary Information.

As a condition to receiving any Proprietary Information from us, you agree as follows:

1. You shall (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than your Representatives who are actively and directly participating in your evaluation of the Potential Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating or consummating the Potential Transaction and who agree in writing, prior to any Proprietary Information being made available to them, to be bound by the confidentiality and non-use restrictions of this letter agreement, (b) use the Proprietary Information only for the purpose of evaluating or consummating the Potential Transaction (and not for any other purpose, including, without limitation, in furtherance of your business or in any way directly or indirectly detrimental to the Company), (c) not disclose to any person any information about the Potential Transaction or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof or the fact that Proprietary Information has been made available to you or your Representatives, except that you may disclose such information to your Representatives who are actively and directly participating in your

Columbus McKinnon Corporation

April 2, 2015

evaluation of the Potential Transaction or who otherwise need to know such information for the purpose of evaluating or consummating the Potential Transaction, and (d) cooperate in good faith in any manner that we reasonably request with respect to the implementation of any protective procedures that we deem advisable by reason of the antitrust or competition laws of any jurisdiction.

2. If you or your Representatives are requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process or by reason of the express requirements of federal or state securities laws or of any recognized stock exchange on which your securities are traded) to disclose any Proprietary Information or any other information relating to the Company and/or the Potential Transaction, then you shall provide us with prompt written notice of the existence, terms and circumstances surrounding such request or requirement to enable us (a) to seek an appropriate protective order or other remedy, (b) to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process and/or (c) to waive compliance, in whole or in part, with the terms of this letter agreement. If, in the absence of a protective order or a waiver under this letter agreement, you or any of your Representatives is nonetheless, based on the written advice of your counsel, compelled to disclose Proprietary Information to any tribunal or else stand liable for contempt, then you or such Representative may disclose such Proprietary Information to the tribunal, provided that (i) to the extent practical in light of the circumstances, we are given the opportunity to approve, and have approved, any written disclosure of the Proprietary Information (which approval shall not be unreasonably withheld, delayed or conditioned) and (ii) you use your reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as we may designate in our sole discretion. Subject to the foregoing, you or such Representative shall not be liable for the disclosure to such tribunal to the extent such disclosure is compelled (it being understood, however, that if such disclosure was caused or resulted from a previous disclosure by you or your Representatives not permitted under this letter agreement, then the other terms and provisions of this letter agreement shall continue in full force and effect and shall be enforceable by us as to such disclosure or disclosures not permitted under this letter agreement that resulted in the compelled disclosure).

3. You shall enforce the terms of this letter agreement, including, without limitation, the nondisclosure, nonuse and other obligations regarding Proprietary Information, as to your Representatives. You shall take all reasonable action, legal or otherwise, necessary (a) to cause your Representatives to comply with the terms of this letter agreement and (b) to prevent unauthorized disclosure or use of the Proprietary Information by any of your Representatives (including, without limitation, actions that you would take to protect your own trade secrets and confidential information). Any failure by any of your Representatives to comply with this letter agreement, or any act or omission by any of your Representatives that, if committed by you, would constitute a breach of this letter agreement, shall be deemed to be a breach of this letter agreement by you for which you shall be jointly and severally responsible with your relevant Representatives. At our request, you shall supply to us a list of your Representatives to whom you have made Proprietary Information available.

4. You acknowledge that certain of the Proprietary Information to which you or your Representatives may be given access pursuant to this letter agreement is information to which the attorney-client or similar privilege attaches (collectively, the “Privileged Information”). You agree that access to such Privileged Information is being provided solely for the purposes set forth in this letter agreement and that such access is not intended and should not be interpreted as a waiver of any attorney-client or similar privilege in respect of the Privileged Information or of any right to assert or claim any attorney-client or similar privilege in respect of the Privileged Information. To the extent any attorney-client or similar privilege is deemed waived notwithstanding the foregoing, such waiver shall be a limited waiver in favor of you, solely for the purposes and on the terms set forth in this letter agreement. Upon our request, you shall claim or assert, or cooperate in good faith to claim or assert, any attorney-client or similar privilege in respect of the Privileged Information. The provisions of this paragraph shall survive the expiration or termination of this letter agreement.

Columbus McKinnon Corporation

April 2, 2015

5. If you determine that you do not wish to proceed with the Potential Transaction, then you shall promptly provide us with written notice of that decision. In that case, or if the Potential Transaction is not consummated by you or if we, in our sole discretion, at any time so request, then you shall promptly (and in any case within ten (10) days after our request) (a) return or cause to be returned to us all written Proprietary Information (and all copies thereof) that you or any of your Representatives possess or control and delete or cause to be deleted all electronic Proprietary Information that you or any of your Representatives possess or control, (b) destroy or cause to be destroyed all copies, extracts or other reproductions (including computer tapes, discs and other electronic storage means or oral reproductions) in whole or in part of such written (or electronic) materials, (c) destroy or cause to be destroyed all copies of any analyses, compilations, studies or other documents prepared by you or your Representatives or for your use containing or reflecting any Proprietary Information and (d) deliver to us a written certificate, executed on your behalf by an authorized officer supervising the return, deletion and destruction of such materials, certifying, representing and warranting to us that all materials required to be returned, deleted or destroyed pursuant to this letter agreement have been returned, deleted or destroyed in accordance with the terms of this letter agreement, provided that such certificate, to the extent relating to materials prepared by your Representatives, may be based on a similar certificate obtained from your Representatives. Notwithstanding the foregoing, your outside counsel, whose identity you disclose to us in writing, may retain one (1) copy of the materials described in clause (a) above for archival purposes as required by applicable law. Where this letter agreement requires or permits materials to be deleted or destroyed, in the case of materials in any electronic format, compliance with such provision means that such materials shall be permanently erased from all computer hard drives, servers and similar media; provided, however, that such provision shall not require any action to delete or erase such materials from any disaster recovery tapes or other back-up media of any record retention or computer storage system so long as you take such reasonable actions as are reasonably likely to prevent access on a permanent basis to such materials by any person other than information technology and other administrative employees who are responsible for maintaining those disaster recovery tapes and other back-up media. The return, deletion and/or destruction of materials shall not relieve you or any of your Representatives of any confidentiality, nonuse or other obligations regarding Proprietary Information, whether arising under this letter agreement, applicable law or otherwise.

6. Without our prior written consent, you shall not, and you shall cause your affiliates not to, for a period of two (2) years from the date of this letter agreement, take any action to solicit, induce or otherwise offer employment to, engage in discussions regarding employment with, or actually hire, any person who is now employed by us or any of our affiliates and (a) with whom you have any contact or about whom you obtain any Proprietary Information as a result of your evaluation of, or otherwise in connection with, the Potential Transaction or (b) who performs employment services in an executive, management or engineering position. Notwithstanding the foregoing, nothing in this paragraph shall prohibit you from soliciting, inducing or otherwise offering employment to any employee of ours or any of our affiliates (i) who responds to a public advertisement of general solicitation placed by you and not targeted at our employees, (ii) whose employment with us and each of our affiliates has terminated for a period of at least ninety (90) consecutive days prior to any contact with such employee initiated by you or any of your affiliates or (iii) who is solicited by an employee of an executive search firm acting on your (or any of your affiliates’) behalf where you did not identify to such search firm the name of such employee and you did not direct, instruct or encourage the solicitation of such specific employee.

7. You agree that neither we nor our Representatives, nor our or our Representatives’ officers, directors, employees, agents or controlling persons, shall be deemed to make, or shall be responsible for, any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Proprietary Information, for the content thereof, for any errors therein or for any omissions therefrom. You also agree that neither we nor any of our Representatives shall have any obligation to update, supplement or amend the Proprietary Information as a result of subsequent events or developments or otherwise. You further agree that you are not entitled to rely on the accuracy or completeness of any Proprietary

Columbus McKinnon Corporation

April 2, 2015

Information and that you shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to you in any final definitive agreement relating to the Potential Transaction, subject to the terms and conditions of such agreement. For purposes of this letter agreement, the term “final definitive agreement” does not include any executed letter of intent or other preliminary written agreement or any written or oral acceptance of an offer or bid.

8. You acknowledge that no contract or agreement providing for the Potential Transaction or any similar transaction shall be deemed to exist between you and us unless and until a final definitive agreement relating to the Potential Transaction has been executed and delivered by you and us. You hereby waive, in advance, any and all claims (including, without limitation, breach of contract claims, but excluding any claims under any other written agreements between you and us expressly intended to be binding) in connection with any such transaction unless and until you and we have executed and delivered such a final definitive agreement. You further acknowledge that, unless and until such a final definitive agreement has been executed and delivered, neither we nor our Representatives shall have any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction (except for obligations under any other written agreements between you and us expressly intended to be binding).

9. You agree that (a) we and our Representatives may conduct the process that may or may not result in the Potential Transaction in such a manner as we, in our sole discretion, may determine, including, without limitation, negotiating and entering into a final definitive agreement with any third party without notice to you, (b) we reserve the right to change, in our sole discretion, at any time and without notice to you, the procedures relating to our and your consideration of the Potential Transaction, including, without limitation, terminating all further discussions with you and demanding that you comply with the provisions of Paragraph 5, and (c) unless and until a final definitive agreement concerning the Potential Transaction is executed and delivered by you and us, neither the Company nor any of its Representatives shall have any liability to you arising out of or relating to the Potential Transaction or any similar transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Potential Transaction or otherwise. Without limitation, you agree that we, in our sole discretion, shall have the right at any time to terminate your investigation of the Company and to reject any or all proposals relating to the Potential Transaction for any reason without explanation and without liability. The investigation of the Company by you and your Representatives is entirely at your own expense and risk.

10. Except as otherwise expressly set forth in written instructions that we may provide to you and except for ordinary course business communications unrelated to the Potential Transaction, you shall not, and you shall cause your Representatives not to, initiate or maintain contact with any of our or our affiliates’ directors, officers, employees or agents, other than Simon Kubbies of Goldman Sachs Group, Inc. or his designees, regarding the Potential Transaction. Without limitation, you agree that, except as otherwise expressly set forth in written instructions that we may provide to you, (a) Simon Kubbies or his designees shall arrange for the appropriate contacts for due diligence relating to the Potential Transaction and (b) all communications regarding the Potential Transaction, all requests for additional information and all requests for access to facilities or management meetings, in each case, to the extent related to the Potential Transaction, shall be submitted and directed to Simon Kubbies or his designees.

11. You acknowledge that you are aware, and you shall advise your Representatives who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who is aware of material, nonpublic information concerning a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Columbus McKinnon Corporation

April 2, 2015

12. You agree that the Proprietary Information is being furnished to you in consideration of your agreement that, for a period of two (2) years after the date of this letter agreement, you and your affiliates shall not (and you and your affiliates shall not advise, assist or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company:

(a) acquire, offer to acquire, or agree to acquire or offer to acquire (or request permission to do so or to make any proposal in such regards), directly or indirectly, by purchase or otherwise, beneficial ownership of the Company or any affiliate thereof or any of the assets or businesses of the Company or any affiliate thereof or any securities issued by the Company or any affiliate thereof;

(b) solicit, make, encourage or in any way participate in the solicitation of, directly or indirectly, any proxies or consents, including, without limitation, proxies or consents as to voting matters, with respect to any securities of the Company, or otherwise seek to advise or influence any person with respect to the voting of any securities of the Company;

(c) offer, seek or propose any merger, consolidation, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or its affiliates or any securities, assets or businesses of the Company or its affiliates;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its affiliates or any securities, assets or businesses of the Company or its affiliates;

(e) seek or propose to influence control or influence in any manner the Company’s management, Board of Directors or policies;

(f) disclose any intention, plan or arrangement inconsistent with the foregoing;

(g) request the Company, its Board of Directors or any of its Representatives, directly or indirectly, to amend or waive any provision of this Paragraph 12;

(h) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in any “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or

(i) take any action that might require the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, or make or seek permission to make any public announcement with respect to any of the foregoing.

If, at any time during such period, you are approached by any third party concerning a proposal involving any of the matters covered by clauses (a) through (i) above or your or any third party’s participation in a transaction involving any securities, assets or businesses of the Company or its affiliates, then you shall promptly inform us of the nature of such contact and the parties thereto. The term “beneficial ownership” is used as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that references to “securities” shall include: (i) securities, (ii) rights or options to own or acquire any securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to securities, including through any derivative transaction that gives any such person or any of such person’s affiliates the economic equivalent of ownership of an amount of securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of securities, or which provides such person or any of such person’s affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of securities, in any case, without regard to whether (A) such derivative conveys any voting rights in securities to such person or any of such person’s affiliates,

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April 2, 2015

(B) the derivative is required to be, or capable of being, settled through delivery of securities or (C) such person or any of such person’s affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of securities.

13. Without prejudice to the rights and remedies otherwise available to us, you agree that money damages would not be a sufficient remedy for any breach or threatened breach of this letter agreement by you or any of your Representatives and that we shall be entitled to specific performance and to injunctive or other equitable relief as remedies if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement (including any act or omission by any of your Representatives that, if committed by you, would constitute a breach of this letter agreement). You hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.

14. You acknowledge that no failure or delay by us in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement.

15. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. You expressly agree that any action brought pursuant to this letter agreement shall be brought, heard and determined exclusively in the United States Federal District Court for the District of Delaware, and you consent to personal and subject matter jurisdiction and venue in such court and waive and relinquish all right to attack the suitability or convenience of such venue or forum. You waive personal service of any and all process in any such action and consent to all such service of process made by mail or messenger to the address specified on the first page of this letter agreement. You acknowledge that all directions issued by the forum court, including, without limitation, all injunctions and other decrees, shall be binding and enforceable in all jurisdictions.

16. This letter agreement shall bind and impose obligations upon any of your parent, subsidiary, sibling and other affiliates to which the Proprietary Information is disseminated. Any assignment of this letter agreement by you without our prior written consent shall be void and without legal effect. This letter agreement supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, between the parties with respect to its subject matter. There have been and are no agreements, representations or warranties between the parties with respect to the subject matter of this letter agreement other than those set forth or provided for in this letter agreement. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless in a writing executed by each of you and us. This letter agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. This letter agreement shall take effect as of the date hereof and, except as otherwise expressly set forth in this letter agreement, shall remain in effect for a period of three (3) years, provided that your and your Representatives’ obligations under this letter agreement with respect to any Proprietary Information that constitutes a trade secret under applicable law shall continue until such Proprietary Information no longer constitutes a trade secret under applicable law.

[Signature page follows]

Columbus McKinnon Corporation

April 2, 2015

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

MAGNETEK, INC.

By:	/s/ Scott S. Cramer
Name:	Scott S. Cramer
Title:	VP, General Counsel & Secretary

ACCEPTED AND AGREED:

Columbus McKinnon Corporation

By:	/s/ Alan S. Korman
Name:	Alan S. Korman
Title:	VP, General Counsel & Secretary